 Blue Sphere Corporation S-1/A

Exhibit 10.39

SERVICE AND CONSULTING AGREEMENT

THIS AGREEMENT made this 30th day of May 2013

BETWEEN:

Blue Sphere Corporation, a Nevada company with a business office in Even Yehuda, 35 Asuta Street, Israel and/or Eastern Sphere Ltd. And /or Bino Sphere LLC and/or any present and/or future subsidiary of Blue Sphere Corporation

(the “Company”)

AND:

EFIM MONOSOV

(the “Consultant”)

WHEREAS:

A.	The Company wishes to engage the Consultant as an independent contractor to provide the consulting services described herein (the “Services”) and the Consultant agrees to provide the Services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement; and

B.	The Consultant represents that he possesses all experience, ability and skills relating to the Company’s business that are necessary to render the Services to the Company, and the Consultant have been and is in the business of providing such Services;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Parties, intending to be legally bound, agree to the terms set forth below.

1.	TERM.

1.1.        Term. The independent contractual relationship pursuant to this Agreement will commence on March 1st 2013 (the “Effective Date”), and shall continue unless terminated earlier pursuant to Section 4 hereof (the “Term”).

1.2.        The parties hereby declare and confirm that all previous agreements between them are hereby terminated. The Consultant hereby declare and confirm that he has no claim or demand for any payment and or right against the Company and or any share holder, director or officer in these companies, regarding services rendered in the past and /or any other matter prior to the effective date, and if he has such claims or demands he waives them in full.

2.	DUTIES AND SERVICES.

2.1.        Subject to the terms and conditions set forth herein, the Company hereby retains Consultant to provide the Company with the Services, and Consultant hereby accepts such engagement. The Consultant will report directly to the CEO of the Company and to the Company’s Board of Directors (the “Board”).

2.2.        The Services shall be provided solely and exclusively by the Consultant. The Consultant shall not subcontract, assign, transfer or otherwise delegate performance of any Services without the prior written consent of the Board.

2.3.        Throughout the term of this Agreement, the Consultant shall devote the necessary time and attention to the business of the Company according to the needs of the Company that might change from time to time. The Consultant is not limited to pursue other business activities as long as the same do not conflict or compete with the business of the Company or the Consultant ability to provide the Services to the Company at Company’s full discretion..

2.4.        The Consultant shall perform the Services in an efficient, expeditious and professional manner. I performance of the Services and this Agreement, the Consultant shall comply with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other governmental requirements (including, but not limited to, any such requirements imposed upon the Company with respect to the Services).

2.5.        The Consultant represents and warrants to the Company that he is under no contractual or other restrictions or obligations which are inconsistent with the execution and delivery of this Agreement, or which may interfere with the performance of the Services and that this Agreement constitutes the valid and binding obligation of the Consultant. In addition, the Consultant represents and warrants that the execution, delivery and performance of this Agreement will not (i) violate any policies or procedures of any other person or entity for which he performs services concurrently with those performed herein (ii) constitute a default under or conflict with other business or legal activities or any other agreement, understanding or commitment, to which he is a party, or by which he is bound and (iii) does not require the consent of any person or entity.

2.6.        The “Services” in this agreement consist of: The Consultant is hereby nominated as CTO — Chief Technology Officer of the Bino Sphere LLC and Blue Sphere Corporate, and shall faithfully and competently perform such services at such times and places and in such manner as the CEO and/or Board may from time to time direct. All of such services shall be subject to such policies, guidelines and procedures as may be specified by the Board of Directors. Except as may otherwise be approved in advance by the Company, except as set out below, and except during vacation periods and reasonable periods of absence due to sickness, personal injury, family leave permitted by law or other disability, the Consultant shall devote his working time and skill during the Consulting Term to the services required of him hereunder. Except as set out below, the Consultant shall render his services to the Company during the Consulting Term and shall use his best efforts, judgment and energy to promote, improve and advance the business and interests of the Company; provided, however, that the Consultant shall not be precluded from managing the Consultant’s investments, business and affairs, so long as such activities do not interfere with the performance of the Consultant’s duties for the Company

3. COMPENSATION.

3.1.        Subject to the performance of the Services to be rendered hereunder, the Company shall pay to the Consultant for all Services rendered hereunder a monthly fee in an aggregate amount of $18,000.-(the “Compensation”).

3.1.1.        Compensation shall be executed immediately upon receipt of funds as a result of financial closing for the first project.

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3.1.2.        Until the financial closing of the 1st project Consultant will receive a reduced compensation of $10,000 per month, which shall be paid to Consultant as stipulated in section 3.1.1 above.

3.1.3.        The balance ($8,000), between Compensation stipulated in section 3.1 ($18,000) and the reduced compensation stipulated in section 3.1.2 above ($10,000), for the period stipulated in section 3.1.2 above, shall be paid to Consultant upon the first payment of a cash bonus by Company to its CEO in excess of $ 50,000 but no later than two years from the date of financial closing of the 1st project.

3.2.        The Compensation shall be paid to the Consultant against an invoice validly issued, in accordance with applicable law, at the end of each calendar month under this Agreement, and the Company will pay Consultant the Compensation within 10 business days from the receipt of any such invoice.

3.3.        The Compensation shall constitute the full and total compensation due to the Consultant under this Agreement and, subject to sub-Section 3.4 herein, the Consultant shall not be entitled to any other form of compensation, commission, fee, bonus, options, securities, remuneration, reimbursement or any other form of payment or consideration for the provision of Services hereunder unless specifically described in section 3.4 below

3.4.        Consultant will be entitled to participate, based on Company sole discretion, in bonus, stock, option, incentive or other compensation plans for its executives or consultants adopted by the Company or any of its subsidiaries.

3.5.       The Consultant shall be solely responsible for, and will make proper and timely payment of, any and all withholding, taxes, duties, fees and/or other impositions that may be levied pursuant to applicable law upon the Consultant in connection with the provision of the Services hereunder, the fulfillment of the Duties of Consultant. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to the Consultant, the Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority or at the rate determined by said law or regulation. Consultant agrees to indemnify the Company against all claims, liabilities or expenses the Company incurs as a result of a breach of Consultants obligations under this sub-Section 3.4.

3.6.       Consultant shall be reimbursed by the Company for expenses that shall have been incurred by Consultant (travel expenses) for promoting the business of the Company, within previously approved budgets, upon submission of a monthly statement of documented expenses. All expenses will be reimbursed in accordance with the Company’s standard policies and procedures. Reimbursement pursuant to this sub-Section 3.5 shall be effected within 10 days after the submission of each statement as aforesaid.

3.7.       The Consultant hereby release the Company from any and all obligations or liabilities towards the Consultant (if any) arising out of or in connection with the Services to the Company (if any) prior to the Effective Date, and the Consultant hereby represent that he has and will not have any claim against or demand upon the Company with respect to such Services.

3.8.        The Company will consider from time to time whether to reword the Consultant with other considerations for his services such as: bonuses, options and so on, at the sole discretion of the Company. Immediately following the signature of the agreement the Company will issue Consultant 2 million shares of the Company and will execute an option plan to which Consultant will participate in the amounts and measures decided by Company.

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4. TERMINATION.

4.1.       Both parties shall be entitled to terminate this Agreement, for any reason and at any time with prior notice of 90 days.

4.2.       Notwithstanding the above, the Company shall be entitled to terminate this Agreement with immediate effect and without prior notice, at any time, (i) for Cause, or (ii) due to the death or Disability (as defined below) of the Consultant.

4.3. For the purpose of this Section 4,

4.3.1.        “Disability” means: (i) any physical or mental illness or injury, as a result of which the Consultant fails to render the Services required of him pursuant to this Agreement, for a period of two (2) successive months, or an aggregate of two (2) months in any twelve (12) month period. Disability pursuant to this alternative (i) shall be deemed to occur upon the end of such two-month period, (ii) any case where the Consultant is unable or fail, for any reason, to render the Services required pursuant to this Agreement.

4.3.2.         “Cause” shall mean the occurrence of any (one or more) of the following circumstances: (i) filing an indictment(s) against the Consultant for any crime, felony or offense (ii) the Consultant breached any of the material terms or conditions hereof, provided that such breach, to the extent reasonably curable, is not cured within 14 days; (iii) the Consultant has engaged in any act or omission which is gross negligence, in bad faith towards the Company or was taken by the Consultant to intentionally harm the Company; (iv) act of fraud or embezzlement of funds of the Company by the Consultant; (v) falsification of the Company’s records or reports or any other willful misconduct by the Consultant in connection with the business affairs of the Company.

4.4.        Upon termination neither party shall have any further obligations under this Agreement, except for the obligations which by their terms survive this termination as noted in Section 5 hereof. Upon termination and, in any case, upon the Company’s request, the Consultant shall return immediately to the Company all Confidential Information and copies thereof and any other property belonging to the Company, including, but not limited to (if applicable), any confidential materials, keys, documents, reports, research records, computer files and/or records, passwords for all computer records, bank statements, checks or any other Company materials.

4.5.        Any termination of this Agreement shall not affect the Consultant’s eligibility to receive payment of Compensation and reimbursement of expenses for Services already provided to the Company until such termination date.

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5.	CONFIDENTIALITY; PROPRIETARY RIGHTS; NON-COMPETE.

(a)          The Consultant acknowledges and agrees that the Company owns controls and has exclusive access to a body of existing technical knowledge business information and technology, and that the Company has expended and is expending substantial resources in a continuing program of research, development and production with respect to its business. The Company possesses and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to the Company, and/or in which property rights have been or will be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. All of the aforementioned information is hereinafter called “Confidential Information.” By way of illustration but not limitation, Confidential Information includes all data, compilations, blueprints, plans, audio and/or visual recordings and/or devices, information on computer disks, tapes, printouts and other printed, typewritten or handwritten documents, specifications, strategies, systems, schemes, methods (including delivery, storage, receipt, transmission, presentation and manufacture, visual, informational or other data or content), business and marketing development plans, customer lists, prospects lists, Consultant files and compensation data, research projections, processes, techniques, designs, sequences, components, programs, technology, ideas, know-how, improvements, inventions (whether or not patentable or copyrightable), information about operations and maintenance, trade secrets, formulae, models, patent disclosures and any other information concerning the actual or anticipated business, research or development of the Company or its actual or potential customers or partners or which is or has been generated or received in confidence by the Company by or from any person, and all tangible and intangible embodiments thereof of any kind whatsoever including where appropriate and without limitation all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents and samples prototypes, models, products and the like. Confidential Information also includes any such information as to which the Company is bound under confidentiality agreements with third parties, and any information which the Company has obtained or will obtain from its clients or suppliers or any other party and which the Company treats as confidential, whether or not owned or developed by the Company. The Consultant understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act by him or others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b)         The Consultant acknowledges and agrees that his Consulting hereunder creates a relationship of confidence and trust between the Consultant and the Company, and that by reason of such Consulting the Consultant will come into possession of, contribute to, and have access to and knowledge of Confidential Information.

(c)          The Consultant acknowledges and confirms that all Confidential Information that comes into his possession during the Consulting Term (including any Confidential Information originated or developed by the Consultant in relation to Company business and activities) is or will be the exclusive property of the Company. Further, during the period of his consulting hereunder and at all times thereafter, the Consultant shall use and hold such Confidential Information solely for the benefit of the Company and shall not use Confidential Information for the Consultant’s own benefit or for the benefit of any third party. The Consultant shall not, directly or indirectly, disclose or reveal Confidential Information, in any manner, to any person other than the Company’s consultants or executives or employees unless required by law and, then, only following prior written notice to the Company.

(d)         Upon termination of the Consultant’s Consulting hereunder for any reason, or at any other time upon the request of the Company, the Consultant shall immediately deliver or cause to be delivered to the Company all of the Confidential Information in the Consultant’s possession or control, including, without limitation: originals and/or copies of books; catalogues; sales brochures; customer lists; price lists; manuals; operation manuals; marketing and sales plans and strategies; files; computer disks; and all other documents and materials, in any form whatsoever, reflecting or referencing Confidential Information as well as all other materials and equipment furnished to or acquired by the Consultant as a result of or during the course of the Consultant’s Consulting by the Company.

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(e)          The Company and the Consultant expressly acknowledge and agree that the scope of the Consultant’s promises specified in this Section 5 are in each case reasonable and necessary to protect the Confidential Information, trade secrets and good will of the Company. In the event that, for any reason, any aspect of the Consultant’s obligations specified in Section 5 hereof are determined by a court of competent jurisdiction to be unreasonable or unenforceable against him, such provisions shall, if possible, be modified by such court to the minimum extent required by law to make the provisions enforceable with respect to the Consultant.

6.	INVENTIONS RELEVANT TO THE COMPANY SCOPE OF ACTIVITIES.

(b)         During the Consulting Term, the Consultant agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all his right, title, and interest in and to: (i) any and all inventions, developments, concepts, designs, discoveries, ideas, patents, patent applications, improvements, and all other worldwide rights of inventorship; (ii) all copyrights in copyrightable works, all copyright registrations and/or applications, all original works of authorship, any derivations thereof and all moral rights appurtenant thereto; (iii) all trademarks, service marks, trade names, trade dress, product names and slogans and any common law rights and good will appurtenant thereto, and all applications and registrations thereof; (iv) all registered and unregistered domain names, uniform resource locators and keywords; (v) all computer and electronic data, documentation and software, including both source and object code, computer and database applications and operating programs; (vi) all mask works and designs of semiconductor chips and all applications and registrations connected therewith; (vii) all trade secrets and Confidential Information, including ideas, research notes, client lists, development notes, know-how, formulas, business methods and techniques and marketing, financial and pricing data; and (viii) all other intellectual property rights relating to any or all of the foregoing, including any renewals, continuations or extensions thereof, whether or not patentable or registrable under copyright, trademark or similar laws (collectively hereinafter, the “Inventions”), which the Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time he is in the employ of the Company. The Consultant further acknowledge that all original works of authorship, as mentioned in this Section 6, which are made by him (solely or jointly with others) within the scope of and during the period of his Consulting with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. The Consultant understands and agrees that the decision whether or not to commercialize or market any Invention developed by him solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to the Consultant as a result of the Company’s efforts to commercialize or market any such Invention.

(c)          The Consultant agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the Consulting Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be deemed Confidential Information and will be available to and remains the sole property of the Company at all times.

(d)          The Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, trademarks, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, trademarks, patents, mask work rights or other intellectual property rights relating thereto. The Consultant further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of the Consultant’s mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent, trademark, copyright or other intellectual property registrations thereon with the same legal force and effect as if executed by the Consultant.

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6.	THE NATURE OF THE CONTRACTUAL RELATIONSHIP.

6.1.        The Consultant shall at all times act as an independent contractor, and shall not be, and/or claim to be, an employee of the Company. The Consultant warrants that he is aware that this Agreement is only an agreement for the provision of consulting services on a strictly contractual basis, and does not create employer-employee relations between him and the Company and does not confer upon him any rights, except for those set forth herein explicitly.

6.2.        The Consultant undertakes that he and/or anyone on his behalf shall not claim, demand, sue or bring any cause of action against the Company in connection with alleged employer-employee relations between him and the Company, and/or any right and/or payment that an employee is entitled to, and if he does so, he shall indemnify the Company upon its first demand for any expense that may be occasioned to it in respect of, or in connection with, a claim as aforesaid, including legal fees. Without prejudice to the generality of the aforesaid, it is hereby agreed that the Consultant shall not be entitled to, and knowingly and voluntarily waive any rights to, receive from the Company severance pay and/or any other payment and/or other consideration deriving from employer-employee relations and/or the termination thereof and/or any social benefits including, but not limited to, health and accident insurance, life insurance, sick leave pension or vacation and similar benefits.

7.	MISCELLANEOUS.

7.1.        Equitable Relief. The Consultant agrees that any breach of Section 5 above by him would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of the Consultant’s obligations hereunder.

7.2.        Insurance. The Company will insure the Consultant (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense

7.3.        Waiver. Any waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by any Party shall be in writing.

7.4.        Remedies. The Consultant acknowledges and agrees that his services hereunder are and will continue to be of a unique and extraordinary character, and that it is impossible to measure in money the damages which will accrue to the Company if Consultant shall breach or be in default of any of his representations, agreements, covenants or other obligations in this Agreement. Accordingly, the Consultant agrees that if he breaches or violates any of such representations, agreements, covenants or other obligations, the Company shall have the full right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, and to terminate any payments to Consultant. The rights and remedies of the Company pursuant to this Section 7.3 are cumulative, in addition to, and shall not be deemed to exclude, any other right or remedy which the Company may have pursuant to this Agreement or otherwise.

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7.5.        Severability; Reformation. In case any one or more of the provisions (or parts of a provision) contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or part of a provision) of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision (or part of a provision), had never been contained herein, and such provision (or part of the provision) reformed so that it would be valid, legal and enforceable to the maximum extent possible, provided that the same does not curtail the original intent of the Parties as evidenced herein. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

7.6.        Assignment. The Company shall have the right, subject to the delivery of a prior written notice to the Consultant, to assign its rights and obligations under this Agreement to a party which assumes the Company’ obligations hereunder. The Consultant shall not have the right to assign his rights or obligations under this Agreement without the prior written consent of the Company.

7.7.       Headings; Interpretation. Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement. The preamble, exhibits and schedules to this Agreement constitute an integral part hereof. Words in the singular shall include the plural and vice versa; and reference to a person shall also include corporate bodies and other legal entities.

7.8.        Amendments. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by the Company and the Consultant.

7.9.        Notices. Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 7.7, and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b), if sent by electronic mail or facsimile (with electronic confirmation of receipt) on the recipient’s next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

7.10.       Governing Law. This Agreement shall be governed by the laws of Israel. The competent courts of the city of Tel Aviv, shall have exclusive jurisdiction over any matter in connection with this Agreement.

7.11.       Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto relating to the subject matter of this Agreement.

7.12.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on and as of the Effective Date.

COMPANY		CONSULTANT

Blue Sphere Corporation

By:	/s/ Shlomi Palas	By:	/s/ Efim Monosov

Name:	Shlomi Palas	Name:	Efim Monosov

Name:	CEO	Name:	CTO

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